Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration File No. 333-276763

Income category Video :30 seconds

Super disclaimer: This is not an offering of any securities for sale in New York.	VO: What if you had a steady stream of income

Super disclaimer: Guaranteed lifetime income depends upon staying within the parameters of the contract or policy. This is not an offering of any securities for sale in New York.

VO: You could count on to be there when you needed it?	VO: With income products from Brighthouse Financial,

Super disclaimer: Guaranteed lifetime income depends upon staying within the parameters of the contract or policy. This is not an offering of any securities for sale in New York.	Super disclaimer: Guaranteed lifetime income depends upon staying within the parameters of the contract or policy. This is not an offering of any securities for sale in New York.

VO: You can turn a portion of your portfolio	VO: into guaranteed lifetime income…

Super disclaimer: Guaranteed lifetime income depends upon staying within the parameters of the contract or policy. This is not an offering of any securities for sale in New York.	Super disclaimer: Guaranteed lifetime income depends upon staying within the parameters of the contract or policy. This is not an offering of any securities for sale in New York.

VO: For whatever the occasion calls for.	VO: Talk to your financial professional about income products from Brighthouse Financial.

Super disclaimer: Guaranteed lifetime income depends upon staying within the parameters of the contract or policy. This is not an offering of any securities for sale in New York.	On screen text: Talk to your financial professional about income products.
Super disclaimer: This is not an offering of any securities for sale in New York.

VO: Brighthouse Financial. Build for what’s ahead.

*Disclosure language as follows

All guarantees, including any optional benefits, are subject to the claims-paying ability and financial strength of the issuing insurance company. The issuing insurance company is solely responsible for its own financial condition and contractual obligations. Annuities and life insurance are issued by, and product guarantees are solely the responsibility of, Brighthouse Life Insurance Company, Charlotte, NC 28277 (“Brighthouse Financial”). These products are distributed by Brighthouse Securities, LLC (member FINRA). All are Brighthouse Financial affiliated companies. Brighthouse Financial® and its design are registered trademarks of Brighthouse Financial, Inc. and/or its affiliates.

This is not an offering of any securities for sale in New York. Certain income products issued by Brighthouse Life Insurance Company are registered as securities with the Securities and Exchange Commission (SEC). Brighthouse Life Insurance Company is a Brighthouse Financial affiliated company. For each product, Brighthouse Life Insurance Company has filed a registration statement (including a prospectus) with the SEC. Before you invest, you should carefully consider a product’s investment objectives, risks, charges, and expenses. The prospectus and summary prospectus, if available, contain this and other more complete information. You should carefully read the prospectus and summary prospectus, if available, as well as other documents the issuing insurance company has filed with the SEC before investing. You may obtain these documents free of charge by calling toll-free (888) 243-1932 or visiting brighthousefinancial.com or EDGAR on the SEC website at www.sec.gov.